Exhibit 99

Marine Products Corporation Announces Regular Quarterly

Cash Dividend and Special Year-End Cash Dividend

ATLANTA, October 24, 2018 - Marine Products Corporation (NYSE: MPX) announced today that its Board of Directors declared a regular quarterly cash dividend of $0.10 per share. In addition, the Board declared a special year-end dividend of $0.10 per share. Both dividends will be paid December 10, 2018 to shareholders of record at the close of business November 9, 2018.

“Marine Products Corporation’s regular quarterly dividend continues the high dividend level established during the first quarter of 2018, and our special year-end dividend is 100 percent higher than the special year-end dividend we paid last year. Our Board of Directors continues to believe that a high dividend level represents a prudent use of capital to reward our shareholders for their support of our company,” stated Richard Hubbell, Chief Executive Officer of Marine Products Corporation.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive, jet drive and outboard pleasure boats, and Robalo outboard sport fishing boats.  The Company continues to diversify its product lines through product innovation.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

For information contact:

BEN M. PALMER

Chief Financial Officer

(404) 321-7910

irdept@marineproductscorp.com

JIM LANDERS

Vice President, Corporate Finance

(404) 321-2162

jlanders@marineproductscorp.com